Exhibit 99.1

CONTACT: Caroline Loewy Chief Financial Officer Corcept Therapeutics 650-688-8783 cloewy@corcept.com www.corcept.com

CORCEPT THERAPEUTICS NEARS COMPLETION OF ENROLLMENT IN PHASE 3 CUSHING’S

SYNDROME STUDY – DATA ANNOUNCEMENT ANTICIPATED BY YEAR END

MENLO PARK, Calif., (June 25, 2010) — Corcept Therapeutics Incorporated (“Corcept”) (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that it had enrolled 49 of the planned 50 patients in its Phase 3 trial of CORLUX® for the treatment of Cushing’s Syndrome and expects the fiftieth patient to begin dosing next week.

“We are near our target of dosing 50 patients in our Phase 3 study of CORLUX for the treatment of Cushing’s Syndrome. We remain on track to announce top line results from the trial by the end of this year.” said Joseph Belanoff, M.D., Chief Executive Officer of Corcept.

Cushing’s Syndrome Phase 3 Trial Nears Completion of Planned Enrollment of 50 Patients

We have dosed 49 of the planned 50 patients in our open-label Phase 3 trial of CORLUX in patients with endogenous Cushing’s Syndrome, which is being conducted at 20 leading medical facilities throughout the United States. The final patient is expected to be dosed next week.

The FDA has indicated that this single 50-patient open-label Phase 3 study of CORLUX may provide a reasonable basis for the submission of an New Drug Application (“NDA”) for Cushing’s Syndrome. In the study, each patient’s dose is titrated to clinical benefit by their study investigator and the primary endpoints (either an improvement in glucose tolerance or blood pressure) are measured at the end of 24 weeks.

We expect to announce the top-line results of this study by the end of 2010 and to submit our NDA to the FDA in the first quarter of 2011.

About Cushing’s Syndrome

Endogenous Cushing’s Syndrome is caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol due to either cortisol or adrenocorticotropic hormone (ACTH) production by tumors. Cushing’s Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing’s Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About CORLUX

Corcept’s first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing’s Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297, a selective cortisol receptor antagonist. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, and the timing of submission of the NDA, if submitted at all, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.